Operating Agreement

Among

Beijing Ao Hang Construction Material Technology Co., Ltd.

Beijing Xin Ao Concrete Co., Ltd.

Xianfu Han

And

Weili He

This Operating Agreement (the “Agreement”) is entered into on the day of November _28__, 2007 by and among the following parties:

Party A:	Beijing Ao Hang Construction Material Technology Co., Ltd.
Address:	1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China.

Party B:	Beijing Xin Ao Concrete Co., Ltd.
Address:	Jia 1 San Tai Shan Xiaohongmen Village Chaoyang District, Beijing, China.

Party C:	Xianfu Han
Address:	No.401 Room, Suite 4, Building 6,Fuxing Road, Haidian District, Beijing, China.

Party D:	Weili He
Address:	No.6 Room, Yard 228, Tiancunshannan, Haidian District, Beijing, China.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise organized in the People’s Republic of China (the “PRC”);

2.	Party B is a limited liability company registered in the PRC and is approved by competent governmental authorities to carry on the business of concrete manufacturing;

3.	Party A has established a business relationship with Party B by entering into the Exclusive Technical Consulting and Services Agreement (the “TSA”);

4.
Pursuant to the TSA between Party A and Party B, Party B shall make certain payments to Party A in consideration of the services provided by Party A thereunder. However, the relevant payables have not been paid yet and the daily operation of Party B will have a material affect on its capacity to pay the payables to Party A.

5.	Party C is a shareholder of Party B who owns 60% equity in Party B.

6.	Party D is a shareholder of Party B who owns 40% equity in Party B.

7.	The parties agree to further clarify matters relating to the operation of Party B pursuant to provisions herein.

NOW, THEREFORE, through mutual negotiations, the parties hereto agree as follows:

1.
In order to ensure Party B’s normal operation, Party A agrees, subject to Party B’s satisfaction of the relevant provisions herein, to act as the guarantor for Party B in the contracts, agreements or transactions in association with Party B’s operation between Party B and any other third parties and to provide full guarantee for Party B in performing such contracts, agreements or transactions subject to the applicable laws. As a counter guarantee, Party B agrees to mortgage the receivables of its operation and all of the company’s assets which have not been mortgaged to any third parties at the execution date of this Agreement to Party A. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B and upon request of Party B’s counter parties, shall enter into written guarantee contracts with such parties.

2.
Subject to the requirement herein set forth in Article 1, in order to ensure the performance of the various operational agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D, hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation without obtaining a prior written consent from Party A or Party A’s affiliates, including without limitation the following:

2.1	To borrow money from any third parties or assume any debt;

2.2	To assign to any third parties the rights and obligation under the Agreement;

2.3	To create or undertake any mortgage, pledge or any other type of encumbrance on any Party B’s existing properties or properties acquired in the future;

2.4	To acquire assets of any third party on behalf of Party B, or to execute any agreement, arrangement, commitment or memorandum for the same;

2.5	To sell, lease or otherwise dispose of any assets of Party B, or to execute any agreement, arrangement, commitment or memorandum for the same;

2.6	To borrow or lend money to any third party on behalf of Party B, or to execute any agreement, arrangement, commitment or memorandum for the same;

2.7
To assume any obligation, give a guarantee or endorsement for any third party on behalf of Party B or assume responsibility in whatever form for any third party’s obligation on behalf of Party B, or to execute any agreement, arrangement, commitment or memorandum for the same;

2.8	To approve the annual budget and annual business plan of Party B and any material deviations thereof;

2.9	To make any capital expenditure by Party B other than in the ordinary course of its business;

2.10
To take any action (including but not limited to voting at shareholders’ meetings and signing resolutions at shareholders’ meetings) that, according to the effective articles of association of Party B, requires a unanimous consent of all shareholders or directors;

2.11
When exercising his right in his capacity as a shareholder (including but not limited to the exercise of his voting rights) of Party B, to adopt any resolution or otherwise take any shareholder action that contradicts or jeopardises the rights and interests of Party A or its Affiliates; and

2.12	To take any action which violates the terms of this Agreement and any of the following agreements entered into by Party B, the TSA.

3.	Each of Party C and Party D hereby undertakes:

3.1	To approve in his capacity as a shareholder, upon receiving instruction from Party A, the entering into by Party B of the TSA with Party A, its Affiliate or any other entity designed by Party A;

3.2
To provide to Party A the monthly financial statements of Party B within five (5) days after the end of each month as well as any other documentation and information on Party B’s business operations and financial condition, to the extent that he is entitled to receive the same in his capacity as a shareholder as requested by Party A from time to time (excluding information provided by Party B);

3.3
That if, according to the Laws of China, his equity interest in Party B is deemed to be common property, he should obtain a written statement from his spouse indicating that it is not common property between himself and his spouse but his own personal property;

3.4
At any time to defend claims and assertion regarding his equity interest in Party B and the Creditor’s Rights of any third party who claims interest in the same, provided that Party B shall not be obligated to defend any such claim or assertion unless it is at Party A’s cost;

3.5	To cooperate with Party A at its request by consenting to or adopting in his capacity as a shareholder Party A’s instructions or requests relating to the operation of Party B;

3.6	To strictly keep confidential the existence of this Agreement and its provisions, any correspondence, resolutions, attached agreements and other documents in connection with this Agreement;

3.7
To immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceeding relating to Party B’s assets, business and revenue of which he may become aware;

3.8	At Party A’s written request, approve in its capacity as a shareholder any action of Party B that is not in violation of any applicable laws.

4.
In order to ensure the performance of the various agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at any time in respect of the appointment and dismissal of Party B’s employees, Party B’s daily operation and administration as well as financial administrative systems.

5.
Party B together with its shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall appoint personnel recommended by Party A as the directors of Party B. Each of Party C and Party D shall, to the extent applicable PRC Law requires a shareholder to vote, vote his shares of Party B to cause the board of directors of Party B to appoint persons nominated by Party A to hold the positions as directors and senior management of Party B. Party B shall engage Party A’s senior managers recommended by Party A as Party B’s General Manager, Chief Financial Officer, and other senior managers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B. Party B, Party C and Party D shall appoint other senior managers of Party A recommended by Party A to undertake such position.

To ensure performance of such arrangement, Party A and Party B agree to cause such directors or senior managers to enter into director or senior manager engagement agreements with Party B in compliance with the above arrangement.

Party C and Party D hereby agree to sign a power of attorney upon execution of this Agreement, by which Party C and Party D will authorize the individual employed by Party A to exercise all of their respective voting rights as a shareholder at Party B’s shareholder meetings according to laws and the Articles of Association of the company.

6.
Party B together with its shareholders Party C and Party D hereby jointly agree and confirm that, except as set forth in Article 1 herein, Party B shall seek a guarantee from Party A first if Party B needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have right but not the obligation to provide appropriate guarantee to Party B at its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third parties.

7.
In the event that any of the agreements between Party A and Party B terminate or expire, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B, including without limitation to the TSA.

8.
All notices and communications between the Parties shall be written in Chinese and sent by fax (to be confirmed by transmission reports), delivery by hand (including courier services) or registered mail to the appropriate addresses set forth below:

Party A

Beijing Ao Hang Construction Material Technology Co., Ltd.

Address: 1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China.

Tel: 010-82525343

Fax: 010-82525345

Party B

Beijing Xin Ao Concrete Co., Ltd.

Address: Jia 1 San Tai Shan Xiaohongmen Village Chaoyang District

Telephone: 010-82525343

Fax: 010-82525345

Party C

Xianfu Han

Address: No.401 Room, Suite 4, Building 6,Fuxing Road, Haidian District, Beijing, China.

Telephone: 010-82525343

Fax: 010-82525345

Party D

Weili He

Address: No.6 Room, Yard 228, Tiancunshannan, Haidian District, Beijing, China.

Telephone: 010-82525343

Fax: 010-82525345

A notice or a correspondence shall be deemed to be received in accordance with the following:

8.1
If sent by fax and confirmed by the transmission report, at the time of the date indicated on the transmission report, unless the fax is transmitted after 5 pm of the day, or if the day is not a business day in the place where the recipient is domiciled, on the date immediately after such day;

8.2
If delivered by hand (including courier services), at the time of the date of which the recipient receives and accepts the notice or correspondence or another person at the address of the recipient receives and accepts the notice or correspondence; or

8.3	If delivered by registered mail, at the time of the third day after the date on the receipt issued by the relevant post office.

9.	The provisions of this Agreement may only be waived, amended or altered by a written instrument signed by both Parties (such written instrument shall be an appendix of this Agreement).

10.	The failure or delay of exercise of any right under this Agreement by either Party shall not be deemed to be a waiver of such right.

11.	The invalidity of any provision in this Agreement shall not affect the validity of other provisions which are not related to such provision.

12.	If this Agreement is terminated for any reason, the confidentiality obligations of both Parties shall remain valid and binding.

13.
The Parties shall bear their own stamp taxes and other government charges, taxes and fees and reasonable additional expenditure (including reasonable legal fees) incurred due to the Loan conversion, various Equity Transfers carried out according to this Agreement, and preparation of this Agreement.

14.
This Agreement shall be binding on the Parties, their successors and assigns (if any). In the event Party B adopts the power of attorney, the successors shall include the persons specified in Article 4.1.3 above.

15.
Without Party A's prior written consent, Party B shall not assign or otherwise transfer his rights and obligations under this Agreement. Subject to compliance with the Laws of China, Party A may assign this Agreement to any Affiliate or any other Designated Entity without the prior consent of Party B.

16.	The execution, validity, interpretation and performance of this Agreement and the resolution of disputes thereunder shall be governed by the Laws of China.

17.	Arbitration

17.1
Any dispute or difference of any kind whatsoever arising out of or in connection with this Agreement, including any question in connection with the existence, construction, interpretation, validity, termination or implementation of this Agreement, shall be submitted to the China International Economic and Trade Arbitration Commission, Shenzhen branch ("CIETAC"), for arbitration in Shenzhen, which shall be conducted in accordance with the then effective CIETAC's rules.

17.2
The arbitration tribunal shall comprise of three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator and the arbitrators so appointed shall appoint a third (3rd) arbitrator who shall preside as Chairman.

17.3	The language to be used in any arbitral proceedings shall be English.

17.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration award.

17.5
The Parties further acknowledge that monetary damages alone shall not adequately compensate Party A for the breach of Party B’s undertakings in this Agreement and, therefore, agree that if a breach or threatened breach of any such undertaking occurs, Party A shall be entitled to apply or petition for, and Party B shall not resist, object or challenge, injunctive relief compelling specific performance of such undertakings or immediate cessation of such actions in order to be in compliance with the terms of this Agreement in any competent court of the PRC.

18.
This Agreement and its appendixes shall constitute the entire agreement between both Parties and supersede all previous discussions, consultations and agreements. The appendixes of this Agreement shall be an integral part of this Agreement and shall be equally valid and binding. In the event of inconsistency between this Agreement and its appendix, this Agreement shall prevail.

19.	This Agreement is written in English.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives hereunto duly authorized as of the date first set forth above written.

Operating Agreement

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By:
Party A: Beijing Ao Hang Construction Material Technology Co., Ltd.

Authorized Representative: Weili He
Name:
Position:

By:
Party B: Beijing Xin Ao Concrete Co., Ltd.

Authorized Representative: Xianfu Han
Name:
Position:

Party C: Xianfu Han

Party D: Weili He